Exhibit 99.1

| NEWS RELEASE

For more information:	Company Contact:
Jill Blumhoff
Chief Financial Officer &
Vice President of Finance
Phone: 765.497.8381
jblumhoff@BASinc.com

BASi and Seventh Wave Laboratories Combine Operations to Provide Broader Solutions and Greater Scientific Expertise to Clients

WEST LAFAYETTE, IN, July 2, 2018 -- Bioanalytical Systems, Inc. (NASDAQ:BASI) and Seventh Wave Laboratories, LLC, today announced that they have signed an asset purchase agreement (APA) joining operations to provide broader solutions and greater scientific expertise to clients.

BASi provides contract research services and niche instrumentation to the life sciences industry, primarily in drug research, discovery, and development in commercial and academic settings. The company’s non-clinical toxicology laboratory provides clients with drug safety and general toxicology services, including carcinogenicity studies, DART and juvenile toxicology studies. The company offers regulated bioanalytical method development and analysis. In addition, the company provides non-clinical PK/PD from a purpose-built in vivo discovery center that includes a dedicated vivarium utilizing BASi’s proprietary Culex® Automated Sampling Systems.

Seventh Wave Laboratories provides consultative integrated services to assess safety and efficacy of pharmaceuticals and devices. Bioanalysis, pharmacokinetics, and histopathology services cover discovery through regulatory approval, and are fully GLP compliant. The company’s in vivo services focus on discovery stage support. Unique pharmacology model development and special pharmacology models are also offered, with emphasis on hepatitis B virus pharmacology using liver humanized chimeric models.

By combining offerings, the two companies expect to capitalize on their collective skill sets, expertise, and assets to create a comprehensive portfolio highlighting:

•	Lead optimization and candidate selection
•	BASi Culex® Automated Sampling Systems
•	In vivo toxicology and pharmacology
•	GLP in vivo services
•	GLP and non-GLP bioanalysis
•	Histopathology including immunohistochemistry and image analysis
•	Pharmacokinetics
•	In vitro and in vivo bioequivalence testing

Established in 2003, Seventh Wave Laboratories has a proud history and in 2017 generated annual revenues of approximately $11 million.

“For both BASi and Seventh Wave Laboratories, our success has been built on a solid foundation of quality, on-time delivery and a commitment to providing personalized and responsive service to our clients,” said Philip Downing, senior vice president of preclinical services at BASi. “We believe Seventh Wave’s scientific depth and expertise in histopathology, pharmacokinetics, investigative toxicology and pharmacology model development perfectly complement BASi’s offerings and make this combination an excellent strategic fit. By bringing our companies together, we intend to provide the same dedication and focus our clients have come to expect, while delivering expanded options and more comprehensive solutions. We are proud and very excited to begin this new venture with Seventh Wave.”

John Sagartz, DVM, PhD, DACVP, president and founder of Seventh Wave Laboratories, added, “We’re so thrilled to be able to bring together these two organizations. Over the past 15 years, we’ve engaged hundreds of clients to facilitate their discovery and development needs. With BASi, we add capabilities that have often been requested, but have not been available through Seventh Wave alone. Through extensive collaborations over the past several years, it is apparent that the two organizations share a focus on delivering quality and timely services. We expect the enhanced capabilities and shared core values to facilitate enriched client interactions and further growth.”

Transaction Summary

Pursuant to the terms of the APA, Seventh Wave Laboratories received 1,500,000 Common Shares of BASI and approximately $7 million in cash (a portion of which remains in escrow) in exchange for substantially all of its assets. In order to finance the cash component of the consideration, BASi entered into a new term loan with First Internet Bank for $5.5 million and increased the borrowing availability under its existing line of credit from $2.0 million to $3.5 million. As of the closing of the transaction, Seventh Wave Laboratories held approximately 17% of BASi’s issued and outstanding Common Shares.

A Current Report on Form 8-K containing further details regarding the APA and the transaction will be filed by BASi.

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world's leading drug development companies and medical research organizations. The Company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASinc.com for more information about BASi.

About Seventh Wave Laboratories, LLC.

Seventh Wave Laboratories is a consulting-based contract research laboratory located in Maryland Heights, Missouri that provides integrated services for discovery and preclinical drug development. By integrating PK/ADME, bioanalysis, toxicology and pathology, the company provides local, national and international clients a multidisciplinary environment that accelerates their program and goals with focused strategy and execution. For more information, visit www.7thwavelabs.com.

This release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company's filings with the Securities and Exchange Commission.